Filed Pursuant to Rule 433

Registration Statement No. 333-297334

August 11, 2026

ILLINOIS TOOL WORKS INC.

Pricing Term Sheet

August 11, 2026

Issuer:	Illinois Tool Works Inc.

Expected Ratings*:	A1 / A+ (Moody’s / S&P)

Trade Date:	August 11, 2026

Settlement Date**:	August 13, 2026 (T+2)

Size:	$1,500,000,000

Price to Public:	99.748%

Maturity Date:	August 13, 2029

Coupon (Interest Rate):	4.650%

Yield to Maturity:	4.741%

Spread to Benchmark Treasury:	+45 bps

Benchmark Treasury:	UST 4.125% due July 15, 2029

Benchmark Treasury Price and Yield:	99-17+; 4.291%

Net Proceeds to Issuer (after underwriting discount but before expenses):	$1,492,470,000

Use of Proceeds:	To repay a portion of the indebtedness incurred under the Issuer’s commercial paper program. Any remaining proceeds will be used for general corporate purposes, which may include, among other things, the repayment of other outstanding indebtedness.

Interest Payment Dates:	Semi-annually on February 13 and August 13, commencing on February 13, 2027

Day Count Convention:	30/360

Optional Redemption:	Make-Whole Call: At any time prior to July 13, 2029 at the Treasury Rate (as defined in the preliminary prospectus supplement) plus 10 bps Par Call: On or after July 13, 2029 at 100%

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

CUSIP / ISIN:	452308BD0 / US452308BD06

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC
BofA Securities, Inc. Goldman Sachs & Co. LLC

Co-Managers:

ING Financial Markets LLC

ANZ Securities, Inc.

BMO Capital Markets Corp.

Commerz Markets LLC

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

SG Americas Securities, LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

Danske Markets Inc.

Academy Securities, Inc.

Intesa Sanpaolo IMI Securities Corp.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect that delivery of the notes will be made on or about August 13, 2026, which will be on or about the second business day following the date of pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “Commission”) for the offering to which this pricing term sheet relates. This offering will be made only by means of a Prospectus and Preliminary prospectus supplement. The information in this pricing term sheet supersedes the information contained in the prospectus and preliminary prospectus supplement to the extent that it is inconsistent therewith.

The information in this pricing term sheet supplements, and should be read in conjunction with, the Issuer’s preliminary prospectus supplement dated August 11, 2026 (the “Preliminary Prospectus Supplement”) and accompanying base prospectus dated July 9, 2026 (together, the “Prospectus”). Capitalized terms used but not defined herein have the meaning set forth in the prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Prospectus.

Before you invest, you should read the Prospectus and other documents the Issuer has filed with the Commission and incorporated by reference herein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the Prospectus and Preliminary Prospectus Supplement may be obtained by contacting Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146, or J.P. Morgan Securities LLC collect at +1 (212) 834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.